Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 9, 2022, relating to the consolidated financial statements of Blackstone Private Credit Fund and subsidiaries (the “Company’), appearing in the Annual Report on Form 10-K of Blackstone Private Credit Fund for the year ended December 31, 2021, and of our report dated March 9, 2022, relating to information of Blackstone Private Credit Fund set forth under the heading “Senior Securities” appearing in the Form N-2.

We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 25, 2022